Exhibit 99

Important Notice to Directors and Executive Officers
Of McDonald’s Corporation (the “Company”)
Concerning Additional Legal Restrictions on Their Personal Trading in Company Stock

December 28, 2016
Federal securities laws require the Company to provide this notice to its Directors and Executive Officers.
In connection with a change to the investment alternatives available under the Company’s 401(k) Plan (the “401(k) Plan”), there will be a blackout period for 401(k) Plan participants scheduled to begin on January 13, 2017 at 4:00 p.m. Eastern Time and expected to end on January 19, 2017 (“Plan Blackout Period”). During the Plan Blackout Period, 401(k) Plan participants will not be permitted to transfer or diversify investments in their accounts and will not be permitted to request a loan, distribution, or withdrawal. The blackout is required in order to implement the changes to the investment alternatives as well as for administrative and technology reasons.
Under federal law, during the Plan Blackout Period, Directors and Executive Officers will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring, disposing or transferring shares of McDonald's Corporation common stock or derivative securities, acquired in connection with their service as a Director or Executive Officer of McDonald’s (“Compensatory Shares”). These restrictions include indirect transactions by family members, partnerships, corporations, trusts or others involving Compensatory Shares where the Director or Executive Officer has a pecuniary interest. There are limited exceptions to these restrictions (e.g., sales pursuant to court orders or as required by law).
Please note that during the Plan Blackout Period, the Company’s trading window will be closed. As a result, the restrictions referred to above are duplicative of trading prohibitions that already apply to Directors and Executive Officers during this period.
Please contact Denise Horne (by telephone at 630-623-3000 or by mail c/o McDonald’s Corporation, 2915 Jorie Blvd, Oak Brook, IL 60523) for additional information or if you have any questions regarding the Plan Blackout Period.